UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange act of 1934

Date of Report (Date of earliest event reported):
January 21, 2020

PLANTRONICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-12696	77-0207692
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices including Zip Code)

(831) 426-5858
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
COMMON STOCK, $0.01 PAR VALUE	PLT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2020, Plantronics, Inc. (“Company”) issued a press release announcing the appointment of Carl J. Wiese as the Company’s Executive Vice President, Chief Revenue Officer, effective January 20, 2020. A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Prior to joining the Company, Mr. Wiese, 59, served as the President of Global Sales and Service of Blackberry Limited, a smartphone hardware and service provider, from 2015 until March 2019. While at Blackberry, Mr. Wiese was responsible for leading the company’s enterprise software business. Prior to that, Mr. Wiese held two positions at Cisco Systems, Inc., a provider of telecommunications equipment and services, serving as its Vice President, Advanced Technology Sales, North America from 2002 through 2009, and then as its Senior Vice President World Wide Collaboration Sales, from 2011 until 2014. Earlier in his career, Mr. Wiese has also held key positions at Apple, Avaya, Lucent Technologies Inc. and Texas Instruments. Mr. Wiese serves on the Board of Advisors for the School of Entrepreneurship at Oklahoma State University and the Board of Governors for Oklahoma State University. He holds a Bachelor of Science degree in business from the Spears School of Business at Oklahoma State University.

In connection with his appointment, the Company and Mr. Wiese entered into an offer (“Offer Letter”) effective January 20, 2020. Under the terms of the Offer Letter, during the term of his employment, Mr. Wiese will receive an initial annual base salary of $500,000 and will be eligible under the Company’s Executive Incentive Plan to receive an annual cash bonus award targeted at 100% of Mr. Wiese’s annual base salary, commencing with the Company’s 2021 fiscal year, subject to the attainment of the Company and individual performance goals. In addition, Mr. Wiese will receive an award of restricted stock units ("RSUs”) with an award value equal to $3,500,000, to be granted on the 15th day of the calendar month after both (i) approval by the Compensation Committee ("Committee") of the Company's Board of Directors, and (ii) Mr. Wiese's actual start date (or the next trading day of the Company's common stock on the New York Stock Exchange ("NYSE") if the fifteenth day is not a trading day) ("Award Date"), under the Company’s 2003 Stock Plan, as amended and restated effective May 6, 2019 and approved by the Company’s stockholder on June 28, 2019 (the “Amended and Restated Stock Plan”). If approved, the number of RSUs to be granted shall be determined by dividing the foregoing amount by the average closing price of the Company’s common stock on the NYSE in the 30 days immediately preceding the Award Date. The RSUs vest in three installments: the first installment of 50% will vest on the last calendar day of the month following the first anniversary of the Award Date; the second installment of 25% will vest on the last calendar day of the month following the 18th month of the Award Date; and the third installment of 25% will vest on the last calendar day of the month following the 24th month of the Award Date, in each case subject to Mr. Wiese’s continued employment with the Company through the applicable vesting date.

Mr. Wiese acknowledged and agreed to the Company’s “New Hire Certification re Prior Employer Confidentiality Information.” Additionally, as of the start date of his employment, Mr. Weise will also enter into a change of control severance letter agreement with the Company in a form consistent with letter agreements executed by the other executive officers of the Company. Mr. Wiese also is eligible to participate in those retirement, welfare and fringe benefits programs available to senior executives of the Company generally. Mr. Weise will enter into standard forms of the Company’s indemnification and confidentiality and invention assignment agreements.

Except as set forth above, there are no arrangements or understandings between Mr. Wiese and any other persons pursuant to which he was named to this position with the Company. Mr. Wiese does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. He has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K or Item 5.02(c) of Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press release issued by Poly, Inc. on January 21, 2020, entitled "Poly Appoints Industry Veteran as New Chief Revenue Officer in Charge of Global Sales"

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 21, 2020	PLANTRONICS, INC.

		By:	/s/ Mary Huser
		Name:	Mary Huser
		Title:	Executive Vice President, Chief Legal and Compliance Officer